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Pricing Supplement No. 5 Dated November 4, 1998
(To Prospectus Supplement Dated July 27, 1998    File Pursuant to Rule 424(b)(2)
 and Prospectus Dated July 20, 1998)             File No. 333-52725

                            CASE CREDIT CORPORATION
                  Medium-Term Notes, Series B--Floating Rate

Agent:                              Chase Securities Inc.
Aggregate Principal Amount:         $15,000,000
Agent's Discount or Commission:     0.20% of Principal Amount
Net Proceeds to Company:            $14,970,000
Original Issue Date:                November 9, 1998
Original Issue Price:               100% of Principal Amount
Initial Interest Rate:              6.12688%
Stated Maturity:                    May 9, 2000
Cusip Number:                       146908AH1

Calculation Agent: The Bank of New York

Interest Rate Basis:  / / CD Rate                  / / Commercial Paper Rate
                      / / Prime Rate               / / Federal Funds Rate
                      /X/ LIBOR (see below)        / / Treasury Rate
                      / / CMT Rate (see below)     / / Other __________________

     If LIBOR, designated LIBOR page:              If CMT Rate, designated CMT
                                                   Telerate Page:
                      / / LIBOR Reuters               / / 7052 (/ / weekly or
                      /X/ LIBOR Telerate Page 3750    / / 7055  / / monthly
                                                                 average)

Interest Determination Dates:  Two Market Days (as defined in the Prospectus
                               Supplement) prior to the applicable Interest
                               Reset Date

Interest Reset Dates:          February 9, May 9, August 9, November 9

Regular Record Dates:          15th Calendar Date Preceding Each Internet
                               Payment Date

Interest Payment Dates:        February 9, May 9, August 9, November 9

Spread (Plus or Minus):        +75 basis points
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Spread Multiplier:       N/A

Index Maturity:          90 Days

Designated CMT
Maturity Index:          N/A

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Redemption:

    [x]  The Notes may not be redeemed prior to Stated Maturity.

    [_]  The Notes may be redeemed prior to Stated Maturity.

              Redemption Commencement Date: _______________

              Redemption Price: ________% of Principal Amount

     The Redemption Price initially shall be __% of the Principal Amount of the Note to be redeemed and shall decline at each anniversary of the Redemption Commencement Date by __% of the Principal Amount to be redeemed until the Redemption Price is 100% of such Principal Amount.

Repayment:

     [x]  The Notes may not be repaid prior to Stated Maturity.

     [_] The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.

               Holder's Optional Repayment Date(s): __________________

               Holder's Optional Repayment Price: _________% of Principal Amount

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Original Issue Discount:

     / / Yes
     /X/ No

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

     Method Used to Determine Yield for Initial Accrual Period:

          / /  Approximate
          / /  Exact

Amortization:

     /X/  The Notes are not Amortizing Notes.
     / /  The Notes are Amortizing Notes.

               Amortization Formula:           ______________

               Amortization Payment Date(s):   ______________

Form of Notes:

     /X/ Book-Entry
     / / Certified

Agent's Capacity: /X/ Agent                    / / Principal

     If as Principal:

          / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

          / / The Agent proposes to offer the Notes at a fixed initial public offering price of ___% of Principal Amount.

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     If as Agent:

                    The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other Provisions:

"N/A" as used herein means "Not Applicable."


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